Exhibit 23.2

MORGAN & COMPANY
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Bulldog Technologies Inc. (formerly Northward Ventures, Inc.) on Form S-8, pertaining to the registration of the 2004 stock option plan of our Auditors' Report, dated October 21, 2003, with respect to the financial statements of Bulldog Technologies Inc. (formerly Northward Ventures, Inc.) included in the annual report on Form 10-K for the year ended August 31, 2003 filed with the Securities and Exchange Commission.

Vancouver, Canada	/S/ Morgan & Company
April 20, 2004	Chartered Accountants

Tel: (604) 687-5841 Fax: (604) 687-0075 www.morgan-cas.com	MEMBER OF ACPA INTERNATIONAL	P.O. Box 10007 Pacific Centre Suite 1488 - 700 West Georgia Street Vancouver, B.C. V7Y 1A1